UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2008 (May 15, 2008)

Rite Aid Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011
(Address of principal executive offices, including zip code)

(717) 761-2633
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On May 20, 2008, Rite Aid Corporation (the “Company”) exchanged a total of 2,404,020 shares of its 5.50% Series I Mandatory Convertible Preferred Stock (the “Series I Preferred Stock”) for a total of 14,647,085 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”).  The exchanges took place in the form of  individually negotiated transactions between the Company and each of four holders of the Series I Preferred Stock.  Of the shares of Common Stock issued upon conversion, 13,597,378 shares will have been issued based upon a conversion ratio of 5.6561 shares of Common Stock per share of Series I Preferred Stock pursuant to the conversion formula specified in the certificate of designations with respect to the Series I Preferred Stock (assuming the conversion formula was calculated on May 15, 2008), and 1,049,707 shares will have been issued in lieu of future dividends and as an inducement for the conversion.  This includes the exchange of 370,000 shares for 2,247,569 shares of Common Stock which is expected to settle after the date of this report.  Following these transactions, 2,415,980 shares of Series I Preferred Stock will remain outstanding.  The remaining shares of Series I Preferred Stock will automatically convert into shares of the Company’s Common Stock on November 17, 2008.  The conversion ratio will be no fewer than 4.7134 shares and no more than 5.6561 shares of Common Stock per share of Series I Preferred Stock, and will depend on the market value of the Company’s Common Stock at the time of conversion.

The shares of Common Stock were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: May 21, 2008	By:	/s/ Robert B. Sari
	Name:	Robert B. Sari
	Title:	Executive Vice President,
General Counsel and Secretary